Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-170292, 333-170291, 333-155197, 333-170645, 333-20549, 333-65459, 333-38568, 333-88836, 333-129922, and 333-148139 on Form S-8 of our report dated February 28, 2012 (November 16, 2012 as to Note 19) relating to the consolidated financial statements and financial statement schedule of Powerwave Technologies, Inc., and our report dated February 28, 2012 relating to the effectiveness of Powerwave Technologies, Inc’s internal control over financial reporting, appearing in this Current Report on Form 8-K of Powerwave Technologies, Inc. dated November 16, 2012 .

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

November 16, 2012